Exhibit (e)(1)(i)

SCHEDULE A

Distribution Agreement

GMO TRUST

40 Rowes Wharf, Boston, MA 02110

# of Portfolios	Series	Class
1	U.S. Core Equity Fund	III, IV, V, VI
2	Quality Fund	III, IV, V, VI
3	International Equity Fund	II, III, IV
4	International Large/Mid Cap Equity Fund	III, IV, VI
5	Developed World Stock Fund	III, IV
6	Currency Hedged International Equity Fund	III
7	Foreign Fund	II, III, IV
8	Foreign Small Companies Fund	III, IV
9	International Small Companies Fund	III
10	Emerging Markets Fund	II, III, IV, V, VI
11	Emerging Countries Fund	III
12	Core Plus Bond Fund	III, IV
13	International Bond Fund	III
14	Strategic Fixed Income Fund	III, VI
15	Currency Hedged International Bond Fund	III
16	Global Bond Fund	III
17	Emerging Country Debt Fund	III, IV
18	International Equity Allocation Fund	III
19	International Developed Equity Allocation Fund	III
20	Global Equity Allocation Fund	III
21	Global Developed Equity Allocation Fund	III
22	Global Asset Allocation Fund	III
23	Strategic Opportunities Allocation Fund	III
24	Benchmark-Free Allocation Fund	III, IV, V, VI, MF
25	Alpha Only Fund	III, IV
26	Tax-Managed International Equities Fund	III
27	U.S. Treasury Fund	N/A
28	Asset Allocation Bond Fund	III, VI
29	Asset Allocation International Bond Fund	III, VI
30	Debt Opportunities Fund	III, VI
31	Taiwan Fund	III, VI
32	Emerging Domestic Opportunities Fund	II, III, IV, V, VI
33	Global Focused Equity Fund	III, IV, V, VI
34	Resources Fund	III, IV, V, VI
35	Risk Premium Fund	III, IV, V, VI
36	Special Opportunities Fund	III, IV, V, VI, VII